Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Aerpio Pharmaceuticals, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of March 27, 2017.

NOVARTIS BIOVENTURES LTD.

By:	/s/ Simon Zivi
Name: Title:	Simon Zivi Chairman

By:	/s/ Laurieann Chalkowsky
Name: Title:	Laurieann Chalkowsky Authorized Signatory

NOVARTIS AG

By:	/s/ Simon Zivi
Name: Title:	Simon Zivi Authorized Signatory

By:	/s/ Laurieann Chalkowsky
Name: Title:	Laurieann Chalkowsky Authorized Signatory